Exhibit 99

ROCKY BRANDS, INC.

Company Contact:	Jim McDonald
Chief Financial Officer
(740) 753-1951

Investor Relations:	ICR, Inc.
Brendon Frey
(203) 682-8200

ROCKY BRANDS, INC. ANNOUNCES FIRST QUARTER 2014 RESULTS

First Quarter Net Sales Increased 23% to a Record $65.8 Million

NELSONVILLE, Ohio, April 23, 2014 – Rocky Brands, Inc. (NASDAQ: RCKY) today announced financial results for its first quarter ended March 31, 2014.

First Quarter 2014 Sales and Income

First quarter net sales increased 22.5% to $65.8 million versus net sales of $53.7 million in the first quarter of 2013. The Company reported first quarter net income of $0.7 million, or $0.10 per diluted share compared with net income of $0.9 million, or $0.12 per diluted share in the first quarter of 2013.

David Sharp, President and Chief Executive Officer, commented, “2014 is off to a strong start driven by robust gains across our wholesale business. Each of our major categories, Work, Western, and Hunting posted strong double digit sales increases on a percentage basis as consumer response to our enhanced product offering combined with favorable weather fueled demand. At the same time, commercial military and duty sales rebounded nicely as we’ve moved beyond some of the government headwinds that impacted these categories last year. We are also pleased with the initial performance of the Creative Recreation brand which provides us with a viable platform to penetrate the broader casual footwear market. We are committed to investing in our brands to drive sustainable growth. This includes initiatives that impacted first quarter profitability. Foremost, we supported a seeding program with a key retail partner, funded additional advertising to promote our legacy brands and experienced start-up expenses to support Creative Recreation. We are confident that our strategies will yield improved profitability starting in the second half of the year and beyond.”

First Quarter Review

Net sales for the first quarter increased 22.5% to $65.8 million compared to $53.7 million a year ago. Wholesale sales for the first quarter increased 26.4% to $53.1 million compared to $42.0 million for the same period in 2013. This included a 16.8% increase in wholesale sales of the Company’s legacy brands. Retail sales for the first quarter increased to $11.1 million compared to $10.8 million for the same period last year. Military segment sales for the first quarter increased to $1.6 million compared to $0.9 million in the first quarter of 2013.

Gross margin in the first quarter of 2014 was $21.9 million, or 33.2% of sales, compared to $18.7 million, or 34.8% of sales, for the same period last year. The 160 basis point decrease was driven by the combination of lower wholesale margins due primarily to costs associated with the aforementioned seeding program, the increase in military segment sales which carry lower gross margins than our wholesale and retail segments, and lower retail gross margin than a year ago resulting from the completed transition to a web based retail platform which carries lower gross margin and lower operating expenses compared to the previous mobile store structure.

Selling, general and administrative (SG&A) expenses were $20.5 million, or 31.2% of net sales, for the first quarter of 2014 compared to $17.2 million, or 32.0% of net sales, a year ago. The $3.3 million increase in SG&A expenses was primarily related to the additional expenses associated with the Creative Recreation brand, which was acquired in December 2013, higher variable selling expenses related to the increase in sales, and higher advertising expenses to market and promote our brands. The 80 basis point improvement in SG&A as a percent of net sales was driven by leveraging expenses on higher sales.

Income from operations was $1.3 million, or 2.0% of net sales, compared to $1.5 million, or 2.8% of net sales, a year ago.

Interest expense was $0.2 million for the first quarter of 2014, versus $0.1 million for the same period last year.

The Company’s funded debt was $36.6 million at March 31, 2014 versus $20.3 million at March 31, 2013. The majority of the increase was related to additional borrowings to fund the acquisition of Creative Recreation in the fourth quarter of 2013.

Inventory increased 14.7%, or $10.1 million, to $78.3 million at March 31, 2014 compared with $68.3 million on the same date a year ago. Inventory at March 31, 2014 included approximately $2.5 million associated with the acquisition of Creative Recreation. Based on current sales trends and the fall order book, the Company remains comfortable with its current inventory position.

Conference Call Information

The Company’s conference call to review first quarter 2014 results will be broadcast live over the internet today, Wednesday, April 23, 2014 at 4:30 pm Eastern Time. The broadcast will be hosted at http://www.rockybrands.com.

About Rocky Brands, Inc.

Rocky Brands, Inc. is a leading designer, manufacturer and marketer of premium quality footwear and apparel marketed under a portfolio of well recognized brand names including Rocky®, Georgia Boot®, Durango®, Lehigh®, Creative Recreation®, and the licensed brand Michelin®.

Safe Harbor Language

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. Those statements include, but may not be limited to, all statements regarding intent, beliefs, expectations, projections, forecasts, and plans of the Company and its management, and include statements in this press release regarding sales and profitability (paragraph 3) and inventory (paragraph 10). These forward-looking statements involve numerous risks and uncertainties, including, without limitation, the various risks inherent in the Company’s business as set forth in periodic reports filed with the Securities and Exchange Commission, including the Company’s annual report on Form 10-K for the year ended December 31, 2013 (filed March 6, 2014). One or more of these factors have affected historical results, and could in the future affect the Company’s businesses and financial results in future periods and could cause actual results to differ materially from plans and projections. Therefore there can be no assurance that the forward-looking statements included in this press release will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the Company, or any other person should not regard the inclusion of such information as a representation that the objectives and plans of the Company will be achieved. All forward-looking statements made in this press release are based on information presently available to the management of the Company. The Company assumes no obligation to update any forward-looking statements.

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Rocky Brands, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

	March 31, 2014	December 31, 2013	March 31, 2013
	Unaudited	Audited	Unaudited
ASSETS:
CURRENT ASSETS:
Cash and cash equivalents	$4,203,846	$4,215,617	$1,865,887
Trade receivables – net	52,735,602	49,069,668	42,329,436
Other receivables	357,133	325,888	461,297
Inventories	78,308,659	78,171,670	68,258,101
Income tax receivable	759,938	242,228	1,077,092
Deferred income taxes	1,104,050	1,104,050	1,252,030
Prepaid expenses	2,708,168	2,529,407	2,903,410
Total current assets	140,177,396	135,658,528	118,147,253
FIXED ASSETS – net	27,971,316	26,205,080	24,465,470
IDENTIFIED INTANGIBLES	36,773,351	36,807,099	30,490,800
OTHER ASSETS	322,863	354,051	328,242
TOTAL ASSETS	$205,244,926	$199,024,758	$173,431,765
LIABILITIES AND SHAREHOLDERS' EQUITY:
CURRENT LIABILITIES:
Accounts payable	$19,583,618	$11,486,473	$11,426,322
Accrued expenses:
Taxes - other	563,816	901,116	633,200
Other	5,268,562	5,028,850	3,018,513
Total current liabilities	25,415,996	17,416,439	15,078,035
LONG TERM DEBT	36,590,000	38,388,198	20,252,298
DEFERRED INCOME TAXES	11,750,718	11,750,718	11,148,333
DEFERRED LIABILITIES	255,906	255,906	255,906
TOTAL LIABILITIES	74,012,620	67,811,261	46,734,572
SHAREHOLDERS' EQUITY:
Common stock, no par value;
25,000,000 shares authorized; issued and outstanding March 31, 2014 - 7,539,808; December 31, 2013 - 7,536,448; March 31, 2013 - 7,516,448	70,202,570	70,153,570	69,862,770
Retained earnings	61,029,736	61,059,927	56,834,423
Total shareholders' equity	131,232,306	131,213,497	126,697,193
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$205,244,926	$199,024,758	$173,431,765

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Rocky Brands, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

	Three Months Ended
	March 31,
	2014	2013
	Unaudited	Unaudited
NET SALES	$65,783,284	$53,715,476
COST OF GOODS SOLD	43,930,135	35,044,706
GROSS MARGIN	21,853,149	18,670,770
OPERATING EXPENSES
SELLING, GENERAL AND
ADMINISTRATIVE EXPENSES	20,515,539	17,164,182
INCOME FROM OPERATIONS	1,337,610	1,506,588
OTHER INCOME AND (EXPENSES):
Interest expense	(218,673)	(129,557)
Other – net	(6,149)	(4,935)
Total other - net	(224,822)	(134,492)
INCOME BEFORE INCOME TAXES	1,112,788	1,372,096
INCOME TAX EXPENSE	389,000	480,000
NET INCOME	$723,788	$892,096
INCOME PER SHARE
Basic	$0.10	$0.12
Diluted	$0.10	$0.12
WEIGHTED AVERAGE NUMBER OF
COMMON SHARES OUTSTANDING
Basic	7,539,733	7,516,162
Diluted	7,539,733	7,516,162

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